SECURITIES ACCOUNT PLEDGE AND SECURITY AGREEMENT

This Securities Account Pledge and Security Agreement (the “Security Agreement”) is effective this 26th day of January, 2022, by and between RENASANT BANK (“Bank”), and WILDERMUTH FUND, a Delaware statutory trust f/k/a WILDERMUTH ENDOWMENT FUND (the “Borrower” or “Pledgor”).

1.	Terms: The terms “Bank”, “we”, “us”, and “our” refer to Georgia Banking Company. The terms “you” and “your” refer to the Pledgor. The term “Loan” means the loan we have made to Borrower, in the original principal amount of $6,000,000.00 evidenced by the Borrower’s Promissory Note dated of even date herewith, payable to the Bank (including any and all renewals, extensions, modifications, amendments, and substitutions thereof, collectively, the “Note”). The term “Securities Account” means Pledgor’s investment account identified in Paragraph 2 below, together with all of Pledgor’s rights in and entitlement to the investment properties and other financial assets of every kind that comprise such Securities Account at any time, including, without limitation, all securities, securities entitlements, mutual funds, units in investment trusts, bonds, treasury bills, cash, cash equivalents, money market funds, and all proceeds therefrom, including, without limitation, all interest, cash dividends, stock dividends, and stock splits.

2.	Grant of Security Interest: To secure payment of all indebtedness and obligations evidenced by the Note, under this Security Agreement, all other documents executed in connection with the Loan, you hereby pledge and grant to the Bank a first priority security interest in your Securities Account maintained with UMB Bank, N.A. (the “Securities Intermediary”), Account Number (including any subsequent account number or sub-account number assigned to the Securities Account by the Securities Intermediary), and the securities, instruments, investment property, security entitlements, financial assets and other property now or hereafter maintained in said account, and the proceeds thereof (including, but not limited to, all securities, instruments, investment property, security entitlements, financial assets and other property purchased with such proceeds and proceeds maintained in any direct deposit account or other form of clearing account), together with all interest, dividends, additional securities and instruments, or other property at any time and from time to time receivable or otherwise distributable in respect of, in exchange for, or in substitution of any of such securities, instruments, investment property, security entitlements, financial assets or other property, and the proceeds thereof, and all rights accruing to Pledgor in connection with the ownership thereof or as an entitlement holder.

3.	Representations and Warranties: You represent and warrant to the Bank that at any time the Loan is outstanding:

a.	you are the only owner of the Securities Account;
b.	you have not granted a security interest in the Securities Account to any other person or entity other than to the Bank, and the Securities Account is free and clear of all liens, encumbrances and adverse claims (other than those created by this Security Agreement);
c.	the security interest in the Securities Account granted by you to the Bank hereunder will not violate any agreement you have with the Securities Intermediary; and
d.	none of the investment properties or other financial assets comprising the Securities Account is subject to Rule 144 or 145 of the Securities Act of 1933 because you are presently or have been an insider, or an affiliate of an insider, of a publicly traded company that issued the investment property or other financial asset. The term “insider” means a director, executive officer or 10% or greater shareholder of a publicly traded company. The term “affiliate” means any relative or spouse of an insider, any one of whom has the same home as the insider.
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e.	you are a trust duly organized and validly existing in good standing in the State of Delaware with full power and authority to pledge your Securities Account to secure the Loan pursuant to the terms and conditions of this Security Agreement and the Control Agreement, as hereinafter defined, executed in connection herewith;
f.	your Board of Trustees has authorized and directed your undersigned officer(s) to execute this Security Agreement and the Control Agreement, after which they shall constitute your valid and legally binding agreements, enforceable against you in accordance with their terms;
g.	no consent or approval of any party, including any governmental or regulatory agency or any securities exchange, which has not been obtained, is necessary to the validity of this Security Agreement or the Control Agreement; and
h.	the execution, delivery and performance of this Security Agreement do not and will not violate any term or provision of your Articles of Incorporation, Bylaws or any other agreement to which you are a party.

4.	Control Agreement: You agree to execute the Securities Account Control Agreement, in the form attached hereto or in the form required by the Securities Intermediary, the terms of which are incorporated herein by reference (the “Control Agreement”), which will also be signed by us and the Securities Intermediary. The execution of the Control Agreement by all parties will serve to perfect our security interest in your Securities Account. In addition to the Control Agreement, you agree, if requested by us, to promptly authorize and/or execute any other agreements, instruments or documents which we deem necessary and proper to perfect or continue our security interest or enforce our rights in your Securities Account. Upon termination of the Loan Documents, the Lender shall promptly work with the Borrower and the Securities Intermediary to terminate the Control Agreement.

5.	Securities Account Trading and Voting: If we have not notified the Securities Intermediary to the contrary as provided in Paragraph 9 below, and subject to the restrictions imposed in this Paragraph, you may exercise voting rights and execute trades (purchases and sales) with respect to any investment property or other financial asset which at any time comprises the Securities Account, provided, however, that the proceeds of any trade must be reinvested in investment property or financial assets which are: (i) securities listed on the NYSE or NASDAQ; (ii) mutual funds listed in The Wall Street Journal Quarterly Mutual Funds Listing; (iii) corporate bonds rated “A” or better by Moody’s Investors Service or Standard & Poor’s; (iv) municipal bonds rated “Baa” or better by Moody’s Investors Service or “BBB” or better by Standard & Poor’s; (v) U.S. Treasury securities; or (vi) otherwise acquired in accordance with the investment strategies consistent with the Borrower’s offering documents (collectively, the “Trade Restrictions”). You may not, without our consent, however, margin (including selling short or otherwise causing credit to be extended) or write checks against the Securities Account until the Loan has been paid in full and our security interest in the Securities Account has been released with the Securities Intermediary. Except as otherwise provided by the Investment Company Act of 1940 and as permitted by the Borrower’s offering documents, without our prior written consent, you may not purchase through your Securities Account any financial asset, including without limitation any stock, which is issued by any company of which you are an insider or an affiliate of an insider.
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6.	Withdrawals from the Securities Account: Subject to the terms of the next sentence and without the Bank’s prior written consent, you may not withdraw any of the investment properties or other financial assets which at any time comprise any part of the Securities Account, except that you may withdraw amounts necessary to pay any applicable fees and operating expenses relating to the Borrower or the Securities Account and also meet any obligations of the Borrower specified in the Borrower’s offering documents, including but not limited to, shareholder redemptions. Notwithstanding the foregoing to the contrary, the Pledgor shall be permitted to withdraw, sell or otherwise transfer the collateral contained in the Securities Account as permitted under the terms of the Control Agreement between the parties of even date herewith. If we have not notified the Securities Intermediary to the contrary as provided in Paragraph 9 below, and if permitted under the terms of your agreement with the Securities Intermediary, you may elect to receive, free of our security interest, the following income which is earned in your Securities Account:

a.	ordinary cash dividends declared and paid or any other distributions paid on any investment properties or other financial assets which comprise any part of the Securities Account; and
b.	interest paid on any cash, cash equivalent, or money market fund which comprises any part of the Securities Account.

Except for the Securities Account income permitted above (and except as otherwise expressly provided in the provision of the Control Agreement), you agree to promptly turn over to the Bank, in the exact form in which you receive it, any investment property or other financial asset which comprises any principal part of the Securities Account at any time, including, without limitation, any shares received resulting from a stock split, any stock dividend or any other cash or noncash distribution or redemption of any kind. With your assistance, we will promptly redeposit to your Securities Account any such investment property or other financial asset which was withdrawn or paid out to you in violation of this Security Agreement.

7.	Intentionally Deleted.

8.	Events of Default: Any one or more of the following events will, at our option, constitute an event of default under the Loan, the Note, and under this Security Agreement:

a.	should the Borrower fail to pay any amount when due under the Note and any related documents signed by the Borrower in connection with the Loan;
b.	should any non-monetary default occur under the Note or any related documents signed by the Borrower or you in connection with the Loan;
c.	should our security interest in your Securities Account fail or cease to be a first priority security interest for any reason;
d.	should you grant a security interest in your Securities Account to any other person or entity during the term of the Loan without our consent;
e.	should any of the warranties and representations made by you in this Security Agreement or in any other documents executed and/or delivered in connection with the Loan be false or incorrect in any material respect, or should any other term contained in this Security Agreement be violated by you;
f.	should any financial statement furnished by the Borrower be false or incorrect in any material respect;
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g.	should we in good faith deem the prospect for payment of the Loan, or the enforcement or priority of our security interest in any collateral given to secure payment of the Loan, including the Securities Account, to be uncollectible, insecure or unsafe for any reason; and/or
h.	should the Borrower file for protection under the Bankruptcy Code or any state insolvency law.

9.	Remedies: If an event of default occurs (after the passage of any applicable cure periods expressly provided in the loan documents without cure), you agree that the Bank shall have the following rights, any one or more of which may be exercised by us at any time and from time to time:

a.	we may notify the Securities Intermediary to cease all voting and trading in the Securities Account by you;
b.	except as otherwise provided herein, we may notify the Securities Intermediary to prohibit the payment to you of any income earned in the Securities Account;
c.	we may require you to pledge additional collateral, in an amount and of a type acceptable to us, to provide additional security for the Loan;
d.	we may notify the Securities Intermediary to sell all or any part of the investment properties and other financial assets which comprise the Securities Account and pay the proceeds, less any brokerage and commission expense, to us to apply to the Loan;
e.	we may notify the Securities Intermediary to deliver and/or transfer to the Bank the registered ownership of all or any part of the investment properties and other financial assets which comprise the Securities Account;
f.	we have all the rights of a secured party under the Georgia Uniform Commercial Code; and/or
g.	we may demand immediate payment in full of the Note and/or any other debt or obligation secured hereby without notice.

10.	Intentionally Omitted.

11.	Binding Effect of this Agreement: This Security Agreement is binding upon you and any other successors and assigns, and upon the Bank and its successors and assigns.

12.	Notice: We will use our best efforts, if time permits in our opinion, to give you notice of each event of default for which we elect to exercise any one or more of our remedies as provided in Paragraph 9 above. You acknowledge, however, that the market value of your Securities Account may decline speedily and that our efforts to provide you with prior notice may result in further decline of the market value of your Securities Account. You, therefore, agree that we may exercise any of our remedies without providing prior notice to you.

13.	Waiver: No failure or delay by us to exercise any of our remedies under the terms of this Security Agreement, or to take any action upon the occurrence of an event of default, will operate as a waiver of such default or any event of default at any time.

14.	Governing Law: This Security Agreement shall be governed by and interpreted under the laws of the State of Georgia. Time is of the essence of this Security Agreement.
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15.	Irrevocable, Limited Power of Attorney: Pledgor hereby designates and appoints the Bank as Pledgor’s true and lawful attorney-in-fact with full power and authority to endorse his/her/its name, as Pledgor, on any stock power, instrument, document, or check that may be required to exercise any of our remedies listed in Paragraph 9 above with respect to any investment property or other financial asset which comprises the Securities Account. This power of attorney constitutes a power coupled with an interest, is irrevocable so long as any part of the Loan remains outstanding or the Bank is committed to make advances, and shall survive your disability.

16.	Counterparts: This Security Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

[Signatures on following page]

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This Security Agreement is signed under seal the date and year first appearing above.

BANK:

Signed, sealed and delivered in the presence of:	RENASANT BANK

	By:		(SEAL)
Unofficial Witness		Chris Braun, Senior Vice President

	Address:	11655 Medlock Bridge Road Johns Creek, Georgia 30097
Notary public

[NOTARY SEAL]

My Commission Expires:

[SIGNATURES CONTINUE ON NEXT PAGE]

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PLEDGOR/BORROWER:

Signed, sealed and delivered in the presence of:	WILDERMUTH FUND
	By:	(SEAL)
Unofficial Witness		Daniel Wildermuth, President

	Address:	818 AlA Highway, Suite 301
Notary Public		Ponte Vedra Beach, Florida 32082

[NOTARY SEAL]

My Commission Expires

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